UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 14, 2018

RELM Wireless Corporation

__________________________________________
(Exact name of registrant as specified in its charter)

Nevada	001-32644	59-3486297
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

7100 Technology Drive, West Melbourne, FL		32904
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(321) 984-1414

N/A
_____________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  [  ]

Item 5.02
Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Operating Officer

On March 14, 2018, the Board of Directors (the “Board”) of RELM Wireless Corporation (the “Company”) promoted Randy Willis to Chief Operating Officer of the Company, effective immediately. Mr. Willis, age 59, has served as the Company’s Vice President of Operations since August 2017, overseeing all aspects of manufacturing and quality. Prior to joining the Company, he held leadership positions in manufacturing, operations, quality, supply chain, industrial engineering and program management, including founding and serving as President of Target Velocity Consulting, Inc., a “Lean/Six Sigma” firm specializing in operational improvements, from December 2009 to August 2017 and Vice President, Continuous Improvement, for CIRCOR International, Inc. (NYSE: CIR), from August 2007 to December 2009. He also served in leadership positions for Parker-Hannifin Corporation (NYSE: PH) from January 2005 to August 2007 and Honeywell International Inc. (NYSE: HON) from June 1998 to January 2005. Mr. Willis holds certifications as a Lean Master and Six Sigma Black Belt and B.S. and M.S. degrees in Industrial Technology from East Carolina University.

As Chief Operating Officer, Mr. Willis will receive an annual base salary of $200,000. In addition, the Compensation Committee of the Board (the “Compensation Committee”) approved for Mr. Willis a $25,000 cash bonus for 2017 and granted to Mr. Willis non-qualified stock options to purchase 20,000 shares of the Company’s common stock at an exercise price of $3.75 per share under the Company’s 2017 Incentive Compensation Plan. The options have a ten-year term and will become exercisable in one-fifth annual installments, beginning on the first anniversary of the grant date. The options are subject to the terms and conditions of Mr. Willis’s Stock Option Agreement.

Prior to Mr. Willis joining the Company in August 2017, the Company engaged Target Velocity Consulting, Inc., of which Mr. Willis is President, to provide operational consulting services to the Company in 2017 for the total fees of $59,616.  For his service as Vice President of Operations from August 2017 to March 2018, Mr. Willis received payments equal to $80,770 in 2017 and an additional $46,154 in 2018 and a grant of non-qualified stock options to purchase 25,000 shares of the Company’s common stock, at an exercise price of $4.20 per share, on August 30, 2017.  The options have a ten-year term and become exercisable in one-fifth annual installments, beginning on the first anniversary of the grant date.

There is no agreement or understanding between Mr. Willis and any other person pursuant to which he was appointed as an officer of the Company. There are no family relationships existing between Mr. Willis and any executive officer or director of the Company. Except as set forth above, Mr. Willis is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K, and no such transactions are currently contemplated.

Compensation Matters

On March 14, 2018, the Compensation Committee approved base salaries for 2018, payment of 2017 cash bonuses and grants of stock options to the Company’s executive officers under the Company’s 2017 Incentive Compensation Plan, based on management’s recommendations and the executive officers’ performance.

The base salaries for Timothy A. Vitou, President, and William P. Kelly, Executive Vice President, Chief Financial Officer and Secretary, will remain at $250,000 and $200,000, respectively. The base salary for James R. Holthaus, Chief Technology Officer, will increase to $200,000. The Compensation Committee also approved 2017 cash bonuses of $50,000 to Mr. Vitou, $25,000 to Mr. Kelly and $12,500 to Mr. Holthaus to be paid immediately.

In addition, on March 14, 2018, the Compensation Committee granted non-qualified stock options to Messrs. Vitou, Kelly and Holthaus to purchase 30,000, 20,000 and 20,000 shares, respectively, of the Company’s common stock, at an exercise price of $3.75 per share. The stock options have ten-year terms and become exercisable in five annual installments beginning on the first anniversary of the grant date. The options are subject to the terms and conditions of their respective Stock Option Agreements.

The foregoing descriptions of the stock options in this Current Report on Form 8-K are summaries only, do not purport to be complete, and are qualified in their entirety to the full text of their respective agreements, a form of which has been previously filed with the Securities and Exchange Commission.

Item 8.01
Other Events.

Quarterly Dividend

On March 14, 2018, the Board declared a quarterly dividend of $0.02 per share of the Company’s common stock, payable on April 16, 2018 to shareholders of record of the Company’s common stock as of the close of business on April 2, 2018.

The press release announcing the quarterly cash dividend is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

2018 Annual Meeting

The Board has also set April 13, 2018 as the record date for the 2018 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) scheduled to take place on June 4, 2018. Additional information about the Annual Meeting will be included in the Company’s proxy materials.

Item 9.01
Financial Statements and Exhibits.

(d)            Exhibits.

  99.1           Press Release dated March 14, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RELM WIRELESS CORPORATION

By:	/s/ William P. Kelly
William P. Kelly
Executive Vice President and Chief Financial Officer

Date: March 15, 2018